Exhibit 99.1

N E W S R E L E A S E

Atmel Reports Fourth Quarter and Full Year 2009
Financial Results
Microcontroller Revenues Grew 16% Sequentially
Gross Profit Margins Increase 590 Basis Points from the Prior Quarter
SAN JOSE, CA, February 8, 2010 . . . Atmel® Corporation (Nasdaq: ATML), a leader in microcontroller and touch solutions, today announced financial results for the fourth quarter and full year ended December 31, 2009.
Revenues for the fourth quarter of 2009 were $343.6 million, an 8% increase compared to $317.7 million for the third quarter of 2009, and a 3% increase compared to $334.6 million for the fourth quarter ended December 31, 2008. For the full year 2009, revenues were $1.22 billion, compared to $1.57 billion for 2008, a 22% decrease.
Net loss, on a GAAP basis, totaled $76.9 million or a loss of $0.17 per diluted share for the fourth quarter of 2009 and included an asset impairment charge of $79.8 million. This compares to a net loss of $17.5 million or a loss of $0.04 per diluted share for the third quarter of 2009 and a net loss of $24.4 million or a loss of $0.05 per diluted share for the year-ago quarter. For the full year, net loss was $103.2 million or a loss of $0.23 per diluted share, compared to a net loss of $27.2 million or a loss of $0.06 per diluted share for 2008.
Non-GAAP net income for the fourth quarter of 2009 totaled $17.6 million or $0.04 per diluted share compared to non-GAAP net loss of $4.0 million or $0.01 per diluted share for the third quarter of 2009, and non-GAAP net income of $4.8 million or $0.01 per diluted share for the year-ago quarter. For the full year, non-GAAP net income was $33.1 million or $0.07 per diluted share, compared to $78.0 million or $0.17 per diluted share for 2008.
Gross profit, as a percent of revenue, was 37.0% for the fourth quarter of 2009. This compares to gross profit of 31.1% for the third quarter of 2009 and 39.7% for the year-ago quarter. The sequential gross profit improvement was the result of increased factory utilization levels and an improved mix of higher margin microcontroller products during the quarter. For the full year, gross profit was 33.9%, compared to 37.7% for 2008.
Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

“We are pleased to have delivered revenue growth and gross profit expansion that exceeded the upper end of our guidance range this quarter, as demand strengthened and factory utilizations improved,” said Steve Laub, Atmel’s President and Chief Executive Officer. “Microcontroller sales of 8- and 32-bit products, as well as our capacitive touch solutions, grew strongly as we continued to outperform the market. Based on our solid design win momentum and booking activity we are excited about the outlook for 2010, particularly for our microcontroller and touch products.”
Loss from operations for the fourth quarter of 2009 was $71.8 million, which included an asset impairment charge of $79.8 million. This compares to a loss from operations of $14.7 million for the third quarter of 2009 and $18.2 million for the year-ago quarter. For the full year, loss from operations was $124.6 million, compared to $13.9 million for 2008.
Stock-based compensation expense was $10.7 million for the fourth quarter of 2009, compared to $7.6 million for the third quarter of 2009 and $9.1 million for the year-ago quarter. For the full year, stock-based compensation totaled $30.1 million, compared to $29.1 million for 2008.
Income tax provision totaled $4.2 million for the fourth quarter of 2009. This compares to an income tax provision of $0.4 million for the third quarter of 2009 and a provision of $3.5 million for the fourth quarter of 2008. For the full year, income tax benefit was $32.9 million, primarily due to certain foreign R&D credits that the Company realized in the first and second quarters of 2009. This compares to an income tax provision of $7.0 million for 2008.
In the fourth quarter of 2009, the Company recorded an out-of-period expense of $4.8 million for tax reserves related to withholding tax on deemed dividends associated with certain foreign intercompany loans.
Cash provided from operations totaled approximately $55.2 million for the fourth quarter of 2009, compared to $59.4 million for the third quarter of 2009 and $33.7 million for the fourth quarter of 2008. Combined cash balances (cash and cash equivalents plus short-term investments) totaled $476.1 million at the end of the fourth quarter of 2009, an increase of $30.0 million from the end of the prior quarter. During 2009, the Company repaid $45.0 million of its revolving credit facility.
The Company’s effective average exchange rate in the fourth quarter of 2009 was approximately $1.48 to the euro, compared to $1.41 to the euro in the third quarter of 2009 and $1.35 to the euro in the year-ago period. A $0.01 increase in the dollar/euro exchange rate decreases operating income by approximately $0.2 million each quarter.
Fourth Quarter 2009 Operational Highlights
•	Revenues increased 8% sequentially, exceeding guidance of 3% to 7%

•	Microcontroller revenues grew 16% sequentially

•	Gross margins increased from 31% to 37% sequentially

•	Announced exclusive negotiations for the proposed sale of Atmel’s Rousset wafer fab to LFoundry GmbH

•	Completed comprehensive review of strategic alternatives for the ASIC business and concluded that the Company will continue to explore the potential sale of the Smart Card (SMS) business and discontinue potential sale discussions for its Customer Specific Products (CSP) and Aerospace businesses
Recent Product Highlights
•	Recognized in EDN’s Hot Products of 2009 for the maXTouch Touchscreen Controller

•	Named CES Innovations 2010 Design and Engineering Honoree for Capacitive Touchscreen Controller

•	Selected in EE Times Top 10 Best Products of 2009 for the SAM3U Flash MCU

•	Delivered Complete, Easy-to-Use Capacitive Touch Development Suite for AVR Microcontrollers

•	Received ZigBee RF4CE Platform Certification Using ATmega128RFA1

•	Introduced Low-Power, Single-Chip Wireless Microcontroller Family for Growing IEEE 802.15.4 Market
Non-GAAP Metrics
Non-GAAP net (loss) income excludes charges related to restructuring activities, acquisitions, grant repayments, asset impairment charges, pension benefit related to fab sale, gain on sale of assets, and stock-based compensation, as well as distributor bad debt recovery, unsolicited M&A expense and the income tax effect of these excluded items. A reconciliation of GAAP results to non-GAAP results is included following the financial statements below.
Conference Call
Atmel will hold a teleconference at 2:00 p.m. PT today to discuss the fourth quarter 2009 financial results. The conference call will be webcast live and can also be monitored by dialing 1-800-374-0405 or 1-706-634-5185. The conference ID number is 53447931 and participants are encouraged to initiate their calls at least 10 minutes in advance of the 2:00 p.m. PT start time to ensure a timely connection. The webcast can be accessed at http://www.atmel.com/ir/ and will be archived for 12 months.
A replay of the conference call will be available today at approximately 5:00 p.m. PT and will run for 48 hours. The replay access numbers are 1-800-642-1687 within the U.S. and 1-706-645-9291 for all other locations. The access code is 53447931.
About Atmel
Atmel is a worldwide leader in the design and manufacture of capacitive touch solutions, microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions focused on consumer, industrial, security, communications, computing and automotive markets.

Safe Harbor for Forward-Looking Statements
Information in this release regarding Atmel’s forecasts, business outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about our future operating and financial performance including outlook for 2010 and expectations regarding market share and product revenue, statements about the potential sale of the Company’s wafer fabrication operation in Rousset, France and other portions of the Company’s ASIC business, and Atmel’s strategies. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions; risk relating to the negotiation, signing and closing of any potential transaction regarding Atmel’s ASIC business and related manufacturing assets, including the risk that the parties may not sign definitive agreements, that required approvals may not be obtained in a timely manner or at all, or that other conditions are not satisfied; the inability to realize the anticipated benefits of any potential transaction or series of transactions regarding Atmel’s ASIC business and related manufacturing assets, if consummated, or of our other recent strategic transactions, restructuring plans and other initiatives in a timely manner or at all; the impact of competitive products and pricing; timely design acceptance by our customers; timely introduction of new products and technologies; ability to ramp new products into volume production; industry wide shifts in supply and demand for semiconductor products; industry and/or Company overcapacity; effective and cost efficient utilization of manufacturing capacity; financial stability in foreign markets and the impact of foreign exchange rates; unanticipated costs and expenses or the inability to identify expenses which can be eliminated; the market price of our common stock; compliance with U.S. and international laws and regulations by us and our distributors; unfavorable results of legal proceedings; and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K for the year ended December 31, 2008, filed on March 2, 2009, and our subsequent Form 10-Q reports. Atmel assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

Investor Contact: Robert Pursel	Media Contact: Barrett Golden / Jaime Wert
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449
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Atmel Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2009	2008
Current assets
Cash and cash equivalents	$437,509	$408,926
Short-term investments	38,631	31,707
Accounts receivable, net	194,099	184,698
Inventories	226,296	324,016
Current assets held for sale	16,139	—
Prepaids and other current assets	79,571	77,542

Total current assets	992,245	1,026,889
Fixed assets, net	203,219	383,107
Goodwill	56,408	51,010
Intangible assets, net	29,841	34,121
Non-current assets held for sale	83,260	—
Other assets	24,006	35,527

Total assets	$1,388,979	$1,530,654

Current liabilities
Current portion of long-term debt	$85,462	$131,132
Trade accounts payable	105,692	116,392
Accrued and other liabilities	150,689	207,017
Current liabilities held for sale	11,284	—
Deferred income on shipments to distributors	44,691	41,512

Total current liabilities	397,818	496,053
Long-term debt less current portion	9,464	13,909
Long-term liabilities held for sale	4,014	—
Other long-term liabilities	206,946	218,608

Total liabilities	618,242	728,570

Stockholders’ equity	770,737	802,084

Total liabilities and stockholders’ equity	$1,388,979	$1,530,654

Atmel Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
Net revenues	$343,580	$317,730	$334,610	$1,217,345	$1,566,763

Operating expenses
Cost of revenues	216,541	218,991	201,659	804,338	976,223
Research and development	55,842	51,460	61,859	212,045	260,310
Selling, general and administrative	58,560	56,974	77,163	221,334	273,196
Acquisition-related charges	3,604	3,604	6,504	16,349	23,614
Charges for grant repayments	276	264	254	1,554	718
Restructuring charges	679	1,180	8,115	6,681	71,324
Asset impairment charges	79,841	—	—	79,841	7,969
Gain on sale of assets	—	—	(2,706)	(164)	(32,654)

Total operating expenses	415,343	332,473	352,848	1,341,978	1,580,700

Loss from operations	(71,763)	(14,743)	(18,238)	(124,633)	(13,937)

Interest and other expense, net	(1,010)	(2,312)	(2,590)	(11,406)	(6,306)

Loss before income taxes	(72,773)	(17,055)	(20,828)	(136,039)	(20,243)
(Provision for) benefit from income taxes	(4,164)	(395)	(3,524)	32,871	(6,966)

Net loss	$(76,937)	$(17,450)	$(24,352)	$(103,168)	$(27,209)

Basic net loss per share:
Net loss	$(0.17)	$(0.04)	$(0.05)	$(0.23)	$(0.06)

Weighted-average shares used in basic loss per share calculations	454,040	452,322	448,524	451,755	446,504

Diluted net loss per share:
Net loss	$(0.17)	$(0.04)	$(0.05)	$(0.23)	$(0.06)

Weighted-average shares used in diluted net loss per share calculations	454,040	452,322	448,524	451,755	446,504

Atmel Corporation
Reconciliation of GAAP Net Loss to Non-GAAP Net Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
GAAP net loss	$(76,937)	$(17,450)	$(24,352)	$(103,168)	$(27,209)

Special items:
Stock-based compensation expense	10,680	7,584	9,050	30,058	29,136
Acquisition-related charges	3,604	3,604	6,504	16,349	23,614
Charges for grant repayments	276	264	254	1,554	718
Restructuring charges	679	1,180	8,115	6,681	71,324
Asset impairment charges	79,841	—	—	79,841	7,969
Pension benefit related to fab sale	—	—	(4,267)	—	(4,267)
Gain on sale of assets	—	—	(2,706)	(164)	(32,654)
Distributor bad debt recovery	—	—	11,717	(3,200)	11,717
Unsolicited M&A expense	—	950	1,244	5,884	1,244
Income tax effect of non-GAAP items	(500)	(90)	(784)	(691)	(3,595)

Total special items	94,580	13,492	29,127	136,312	105,206

Non-GAAP net income (loss)	$17,643	$(3,958)	$4,775	$33,144	$77,997

Diluted non-GAAP net income (loss) per share:
Net income (loss)	$0.04	$(0.01)	$0.01	$0.07	$0.17

Non-GAAP weighted-average shares used in diluted non-GAAP net income (loss) per share calculations	476,633	452,322	466,901	469,545	460,804

Reconciliation of GAAP to non-GAAP shares
used in diluted net income (loss) per share calculations:

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
Diluted weighted-average shares used in per share calculations — GAAP	454,040	452,322	448,524	451,755	446,504
Adjusted dilutive stock awards for non-GAAP	22,593	—	18,377	17,790	14,300

Diluted weighted-average shares used in per share calculations — non-GAAP	476,633	452,322	466,901	469,545	460,804

Notes to Non-GAAP Financial Measures
To supplement its consolidated financial results presented in accordance with GAAP, Atmel uses non-GAAP financial measures, including non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share, which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as shown above and described below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Atmel’s operations that, when viewed in conjunction with Atmel’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Atmel’s business and operations.
Atmel uses each of these non-GAAP financial measures for internal purposes and believes that these non-GAAP measures provide meaningful supplemental information regarding operational and financial performance. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes.

Atmel believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, is useful to investors because the non-GAAP financial measures allow investors to see Atmel’s results “through the eyes” of management as these non-GAAP financial measures reflect Atmel’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Atmel’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Atmel’s operating results in a manner that is focused on the performance of its ongoing operations. In addition, these non-GAAP financial measures facilitate comparisons to Atmel’s historical operating results and to competitors’ operating results.
There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Atmel’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for or superior to the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in above.
As presented in the “Reconciliation of GAAP Net Loss to Non-GAAP Net Income (Loss)” tables above, each of the non-GAAP financial measures excludes one or more of the following items:
• Stock-based compensation expense.
Stock-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Atmel’s control. As a result, management excludes this item from Atmel’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Atmel’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.
• Acquisition-related charges.
Acquisition-related charges include: (1) in-process research and development, which relates to projects in process as of the acquisition date that have not reached technological feasibility and are immediately expensed, (2) amortization of intangibles, which include acquired intangibles such as customer relationships, backlog, core developed technology, trade name and non-compete agreement, and (3) contingent compensation expense, which include compensation resulting from the employment retention of certain key employees established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Atmel’s performance after completion of acquisitions, because they are not related to Atmel’s core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related charges from non-GAAP measures provides investors with a basis to compare Atmel against the performance of other companies without the variability caused by purchase accounting.
• Charges for grant repayments.
Grant repayments primarily relate to contractual obligations to repay incentive amounts received from various government entities recorded in prior periods (including interest) as a result of restructuring activity. Atmel excludes these amounts from non-GAAP financial measures primarily because these costs are not incurred on an on-going basis, consistent with restructuring charges and other non-recurring types of charges included in the condensed consolidated statements of operations.

• Restructuring charges.
Restructuring charges primarily relate to expenses necessary to make infrastructure-related changes to Atmel’s operating costs. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Atmel has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. Management believes that it is appropriate to exclude restructuring charges from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.
• Asset impairment charges
The Company records an impairment charge, when certain criteria are met, for the difference between the fair value and the carrying value of the assets. Management believes that it is appropriate to exclude these non-cash charges from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.
• Pension benefit related to fab sale.
Pension benefit related to the reduction of pension liability and the release of related accumulated other comprehensive income as a result of Atmel’s sale of its manufacturing operations in Heilbronn, Germany. Management believes that it is appropriate to exclude this adjustment from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.
• Gain on sale of assets.
Atmel recognizes gains resulting from the sale of certain non-strategic business assets that no longer align with Atmel’s long-term operating plan. Atmel excludes these items from its non-GAAP financial measures primarily because these gains are one-time in nature and generally not reflective of the ongoing operating performance of Atmel’s business and can distort the period-over-period comparison.
• Distributor bad debt recovery.
Distributor bad debt recovery related to a reserve and subsequent partial collection for receivables from an Asian distributor whose business was extraordinarily impacted following their addition to the US government’s Entity List which prohibits the Company from shipping products to the distributor. Management believes that it is appropriate to exclude this recovery from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.
• Unsolicited M&A expense.
The Company incurred certain expenses to advise the Company concerning the take-over bid from Microchip Technology, Inc. Management believes that it is appropriate to exclude these expenses from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations. In the third quarter, the Company incurred approximately $1.0 million of unsolicited M&A expense related to a class-action derivative lawsuit settlement.
• Income tax effect of non-GAAP items.
Atmel adjusts for the income tax effect resulting from the non-GAAP adjustments as described above.